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                                                                  EXHIBIT 6.2

             WARRANT AGREEMENT FOR AXXESS INTERNATIONAL GROUP, INC.

Cable Link, Inc. (the "Company"), hereby grants to Axxess International Group, Inc. (the "Warrantee") a warrant to purchase a total of 100,000 shares of the Common Stock (the "Shares") of the Company, at the price determined herein.

                                    RECITALS

     A. Warrantee is purchasing one unit of Cable Link comprising of 100,000 Common Shares and 100,000 Warrants.

     B.  Warrantee is paying $200,000 for said Common Shares.

     C. The Company considers it desirable and in the best interests that the Warrantee be given an inducement to acquire a further proprietary interest in the Company pursuant to the Warrants granted as provided for below.

In consideration of the mutual promised made herein, it is agreed by and between the parties as follows:

     1. Nature of the Warrant. These warrants will be exempt from registration pursuant to a Regulation D 504 filing with the SEC as part of a unit and the common shares will be issuable and freely tradable upon exercise, with the warrant price at or in excess of the current market value of the shares.

     2.  Warrant Price and Term.  The warrant price is as follows:

         - Warrants for 25,000 shares with an exercise price of $2.25 per share, with an expiration of six months after the effective date of the offering.

         - Warrants for 25,000 shares with an exercise price of $2.75 per share, with an expiration of six months after the effective date of the offering.

         - Warrants for 25,000 shares with an exercise price of $3.25 per share, with an expiration of nine months after the effective date of the offering.

         - Warrants for 25,000 shares with and exercise price of $3.75 per share, with an expiration of nine months after the effective date of the offering.

     3. Exercise of Warrants

        (a) Exercise. The warrants shall be exercisable in increments of 1,000 shares.

        (b) Method of Exercise. The Warrants shall be exercisable by written notice which shall state the election to exercise the Warrants, the number of Shares in respect to which the Warrants are being exercised, and the name in which the shares are to be registered. Such written notice shall be signed by the Warrantee and shall be delivered to the CEO, or legal council of the Company. Warrantee shall make payment to the Company at such time as the Company is prepared to exchange the certificates representing the shares.

        (c) Cashless Exercise. The Warrants may be exercised through a "cashless" exercise, when coordinated with a brokerage firm. In the event the Warrantee selects a cashless method of exercising the warrants, he shall notify the Company at the time of exercise that he intends a cashless exercise, and identify in writing the brokerage firm, and the Company will coordinate forthwith such brokerage firm.

        (d) Restrictions on Exercise. These warrants are fully vested, and there are no restrictions on their exercise.



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    4.  Reclassification, Consolidation or Merger. The number and Warrant price of the shares of Stock covered by the Warrants as well as the number of shares of Stock covered by any outstanding Warrants shall be proportionately adjusted as appropriate, to reflect any dividend, split, combination, recapitalization, exchange of shares, reorganization or similar transaction or change in, or affecting the stock, the Common Stock or the capital structure of the Company.

    5. Rights Prior to Exercise of Warrant. Warrantee shall have no rights as a stockholder with respect to the warranted Shares until payment of the option price and delivery to him such Shares as provided herein.

    6. Restrictions on Disposition. All Shares acquired by Warrantee pursuant to this Warrant Agreement shall be subject to the restrictions on sale, encumbrance and other disposition contained in the Company's Bylaws or as required by the applicable state laws, or the Securities Exchange Commission. However, such shares shall be exempt from registration, and shall be freely tradable when exercised.

    7. Binding Effect. This Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

    8. Withholding. Because the exercise price for the warrants is equal to or greater than the market value of the shares, there is no withholding by the Company as a result of the grant or exercise of the warrants or the sale of the Shares issued upon exercise of the warrants.

    9. Transferability of Warrants. The warrants (and the rights to the shares thereunder) may be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, in increments of 1,000 shares; provided, however, that (i) such transfer of assignment is in compliance with all applicable securities laws, and (ii) Cable Link shall have received (at its sole option) an opinion of counsel, in form and substance acceptable to Cable Link, that such transfer or assignment is so in compliance with all applicable securities laws.

    10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Sate of California.




     Effective Date:  January 8, 1997


                                           Cable Link, Inc.



                                           By:
                                               -------------------------------
                                               Bob Binsky




                                           Axxess International Group, Inc.



                                           -----------------------------------
                                           Bill Glaser




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